Exhibit 99.02


                        DATAPOINT AGREEMENT FOR SERVICES


         This DataPoint Agreement for Services is entered into by and between ________________, a _________ Corporation, with its principal place of business at _________________ and DataPoint Corporation, a Utah corporation with its principal place of business at 1355 North Main Street, Suite One, Bountiful, Utah 84010.

                                    RECITALS

         A. DataPoint Corporation has expertise in providing commercial and industrial information management systems via the internet, as described herein. ___________________ acknowledges that it is in the best interests of
_________________ and of its Subcontractors and Suppliers to promote safe and efficient work conditions and that these interests are furthered by having prompt access to vital information regarding the qualifications of parties with whom it conducts business and who have access to properties and work sites.

         B. _________________ desires to obtain the services of DataPoint Corporation and DataPoint Corporation desires to provide services to ______________ on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the covenants contained herein, the Parties agree as follows:

1.0      DEFINITIONS

         1.1 The term "Agreement" shall mean this DataPoint Agreement for Services.

         1.2 The term "Company" shall mean _______________.

         1.3 The term "Company Database" shall mean the database, established and maintained by the Consultant's proprietary system as described in Section 5.3, which will allow the Company to access via the Consultant's website, information regarding the Company's Subcontractors and Suppliers.

         1.4 The term "Consultant" shall mean DataPoint Corporation.

         1.5 The term "Effective Date" shall mean the date on which the last of the signatures required to execute this Agreement is affixed hereto.

         1.6 The term "Level of Review" or "Review" shall mean the extent of verification from third-party sources obtained by the Consultant regarding the information submitted to the Consultant by a Subcontractor or Supplier and shall be designated as "Standard Review," "Minimum Review," and "No Review." Electronic database sources reviewed for third-party verification in a Standard Review shall be as follows:

                  i) Federal Bureau of Labor Statistics - compiles national averages for injury rates that occur within industries;

                  ii) OSHA - Occupation Safety and Health Administration citation histories;

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                  iii) MSHA - Mine Safety and Health Administration citation histories;

                  iv) NCCI - National Council on Compensation Insurance provides information on experience ratings, and insurance rate making and regulation;

                  v) Workers' Compensation Fund - loss runs on subcontractors;

                  vi) Insurance Carriers - Subcontractor's insurance coverage and limits;

                  vii) State Departments of Business and Industry or Occupational and Professional Licensing - provide information on Subcontractor license status and pending action or complaints against license;

                  viii) State District Courts - Public records of past or present civil actions on Subcontractors. Searched only by location in which the Subcontractor's primary place of business is located;

                  ix) Federal Bankruptcy Court - Case information Department;

                  x) State Tax Commissions - Warrants and liens Department;

xi) Dun and Bradstreet - Financial reporting

Electronic database sources reviewed for third-party verification in a Minimum Review shall be as follows:

                  i) OSHA - Occupation Safety and Health Administration citation histories, or MSHA - Mine Safety and Health Administration citation histories;

                  ii) Insurance Carriers - Subcontractor's insurance coverage and limits; and

                  iii) State Departments of Business and Industry or Occupational and Professional Licensing - provide information on Subcontractor license status and pending action or complaints against license.

"No Review" shall indicate that there has been no third-party verification requested by the Company of any information provided by the Subcontractor or Supplier.

         1.7 The term "Membership Fee" shall mean the initial fee paid by a Subcontractor upon submission of its Pre-Qualification Information Request Form to the Consultant or any annual renewal fee paid by a Subcontractor on the annual anniversary of its Origination Date, which fee shall be established by the Level of Review provided by the Consultant as determined by the Company. The initial fee to be paid by a Subcontractor or Supplier shall be based upon the Level of Review as follows: Standard Review $595.00; Minimum Review $395.00 and No Review $195.00. The Consultant shall give the Company not less than four months written notice of any proposed membership fee increase and no annual fee increase shall exceed the greater of 5% or the actual increase charged the Consultant by third-party verification sources.

         1.9 The term "Origination Date" shall refer to the date Consultant receives its completed Pre-qualification Information Request Form together with copies of all required supporting documentation and the Membership Fee from the Subcontractor or Supplier.

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2.0 The term "Parties" shall mean the Company and Consultant.

         2.1 The term "Services" shall mean the services performed by the Consultant to develop the Company Database as described in Section 5.0 of this Agreement.

         2.2 The term "Subcontractor" shall mean any natural person, firm, corporation or other entity, which is not an employee of the Company, from whom the Company accepts bids or which the Company hires to provide supervision, labor, materials other services in connection with the Company's operations or services performed for third-parties.

         2.3 The term "Supplier" shall mean any natural person, firm, corporation or other entity, which is not an employee of the Company, from whom the Company accepts bids or which the Company hires to provide materials to the Company in connection with its principal operations or services provided to third-parties.

3.0 CONSIDERATION

         The Company will not be required to pay Consultant a fee for the Services to be provided pursuant to this Agreement, unless otherwise agreed in writing by the Parties. The Parties agree that Consultant will collect a Membership Fee from each Subcontractor and Supplier that will be included in the Company Database. In order to further the mutual interests of the Parties, the Company agrees to use its best efforts to have its Subcontractors and Suppliers enroll on the Company Database, however, nothing in this Agreement shall be construed as prohibiting the Company from utilizing the services of a Subcontractor or Supplier that is not included in the Company Database.

4.0 DUTIES OF THE COMPANY

         4.1 Within 10 business days after execution of this Agreement, the Company shall provide Consultant a list of all Subcontractors and Suppliers the Company desires to have enroll in the Company Database, provided however, that the Company will have the right to add Subcontractors and Suppliers to the Company Database at any time during the term of this Agreement. The list shall be divided into three sections designated "Standard Review" "Minimum Review" and "No Review" according to the Level of Review assigned by the Company. The list shall include the following for information for each Subcontractor and Supplier:

                  i) Complete business name of the Subcontractor or Supplier;

                  ii) Complete street and mailing address, including zip code;

                  iii) Name, position and current telephone number of the contact person;

                  iv) Email address, if available.

         4.2 The Company hereby authorizes Consultant to perform the Services for and work directly with the Subcontractors and Suppliers. The Company agrees to cooperate with Consultant in performance of the Services including, but not limited to, providing access to the Company's safety programs, manuals, records, loss and accident reports, insurance reviews and reports, bidding documents, bids, proposals and other documentation related to safety records of each location and Subcontractor and Supplier. The Company shall make its personnel reasonably available to Consultant in the performance of the Services.

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         4.3 To enable Consultant to initiate the Services, the Company agrees to allow Consultant to give written notice prepared by Consultant and approved by the Company, on Company letterhead, to each of the Company's Subcontractors and Suppliers notifying them that Consultant is compiling the Company Database. The notice shall instruct the Subcontractors and Suppliers that within 30 days of such notice they must accurately and completely fill out a Pre-Qualification Information Request Form and submit the completed form, any additional required documentation and the Membership Fee to the Consultant. The notice will also inform Subcontractors and Suppliers that failure to timely submit the completed form, any additional required documentation and the fee will result in the Subcontractor or Supplier not being included in the Company's Database from which qualified bidders and suppliers will be selected for Company contracts. Thereafter, 60 days prior to the annual anniversary of the Subcontractor's or Supplier's Origination Date, Consultant will send Subcontractor written notice prepared and approved by the Company, on Company letterhead, of the need to update the Subcontractor's information and renew Membership Fee.

         4.4 The Company will perform all its duties, as detailed in this
Section 4.0 in a timely manner.

5.0 DUTIES OF CONSULTANT

         5.1 Upon receipt of the list of the Subcontractors and Suppliers to be included in the Company Database, the Consultant will prepare the initial information request to be completed by each Subcontractor and Supplier including instructions how to complete an electronic Pre-Qualification Information Request Form. In addition, each Subcontractor and Supplier will be required to provide the following supporting hard copy documentation of the responses provided to the Pre-Qualification Information Request Form:

                  i) Copy of OSHA 300 log;

                  ii) Copy of MSHA 7000-1 accident, injury, illness report form(s);

                  iii) Workers' Compensation Loss Run;

                  iv) Copies of Current Insurance Certificates;

                  v) Copy of State Issued License(s);

                  vi) Copy of Existing Health and Safety Program;

                  vii) Copy of Hazard Safety Program;

                  viii) Copy of MSHA Certification(s); and

                  ix) EMR (Experience Modification Rate) Documentation

                  x) Current financial statement

         5.2 Upon receipt of the complete Pre-Qualification Information Request Form and supporting hard copy documentation, Consultant will conduct a review of the third-party verification sources according to the Level of Review requested by the Company.

         5.3 Upon following receipt of all information from a Subcontractor or Supplier and completion of the applicable Level of Review, the Consultant will compile the Subcontractor file for inclusion in the Company Database. The file for each Subcontractor will be accessible by password to the Company on Consultant's secure website http://www.datapointcorp.com/. The parties agree that each Subcontractor and Supplier will be issued a password to the Company Database to allow it to have access to view the information submitted by the Subcontractor or Supplier. No Subcontractor or Supplier will be allow to alter any information in the Company Database nor permitted to view information in the Company Database posted by the Company.

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         5.4 Consultant's sole responsibility is to gather information from
Subcontractors and Suppliers, review third-party verification sites, according to the designated Level of Review and host the Company Database for the benefit of the Company. All risk evaluations, pre-qualifications, assessments, standards and contracting or hiring decisions are the sole responsibility of and shall be made at the sole discretion of the Company.

6.0 TERM AND TERMINATION

         The term of this Agreement shall begin on the Effective Date and shall continue for a term of three years. Thereafter, the Agreement will automatically continue in full force and effect on a yearly basis unless terminated by either party in writing at least 60 days prior to the end of the then current term.

7.0 INDEPENDENT CONTRACTOR

         Consultant's relationship with the Company will be that of an independent contractor and not an employee. Consultant will not be eligible for any employee benefits. The Company will not make deductions from consideration received by Consultant for taxes. This will be the responsibility of Consultant. Neither the Consultant nor the Company will have authority to enter into contracts that bind the other or create obligations on the part of the other without the prior written authorization of the party to be bound.

8.0 USE OF THE COMPANY DATABASE BY COMPANY

         The Company shall have full right to use all reports, documents and other data and information prepared by Consultant in connection with its performance of the Services. The Parties agree that a Subcontractor or Supplier will have the right to request the information contained in the Subcontractors file, other than information submitted or prepared by the Company, may be shared with other company databases prepared and hosted by the Consultant without notice to the Company.

9.0 COMPANY FURNISHED DATA

         Company furnished data shall remain the exclusive property of the Company. Consultant agrees that such Company property will be used for no purpose other than as required in performance of the Services under this Agreement. Upon conclusion of the Services hereunder, such property and all reproductions, photocopies and other excerpts shall be returned to the Company.

10.0 INDEMNIFICATION

         10.1 The Company agrees that it will indemnify, defend and hold harmless Consultant from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees of counsel), caused by the use or misuse by the Company of the Company Database or arising out of loss or damage to property or injuries to persons or other tortuous acts or omissions caused by or contributed to by Consultant or anyone acting under its direction or control or in its behalf in the course of its performance under this Agreement; provided, however, that the Company will not be liable under this Section to the extent that any loss, claim, damages, liability or expense is found to have resulted from Consultant's gross negligence or willful misconduct.

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11.0 MISCELLANEOUS

         11.1 No term of this Agreement may be amended or waived except with the written consent of the parties.

         11.2 This Agreement, including the Exhibit hereto, constitutes the entire agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

         11.3 Any notice required or permitted by this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) delivered by a nationally-recognized delivery service (such as Federal Express or UPS), or (iv) faxed, addressed to the party to be notified at such party's address or facsimile number as set forth below or as subsequently modified by written notice. Notices shall be deemed communicated upon receipt if personally delivered, delivered by a nationally-recognized delivery service or faxed (with a written confirmation of facsimile transmission), or five (5) days after posting if sent by certified mail.

If to the Company:                           If to Consultant:

____________________                         DataPoint Corporation

__________________                           1355 North Main Street, Suite One

______________________                       Bountiful, Utah 84010

(___) ___-____                               (801) 296-1400

         10.4 The laws of the State of Utah shall govern the validity, interpretation, construction and performance of this Agreement, without giving effect to the principles of conflict of laws.

         10.5 The Consultant shall not be responsible for delays or failures (including any delay by the Company to make progress in the prosecution of any Services) if such delay arises out of causes beyond its control. Such causes may include, but are not restricted to, acts of God or of the public enemy, fires, floods, epidemics, riots, quarantine restrictions, strikes, freight embargoes, earthquakes, electrical outages, computer or communications failures, and severe weather, and acts or omissions of subcontractors or third parties. In the event a delay which is excused pursuant to this paragraph, the Consultant agrees that it will re-institute performance of this Agreement in a proper manner on terms and schedule no less favorable to the Company than services performed by the Consultant for any other client of the Consultant.

         10.6 Any dispute arising under this Agreement will be resolved by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Each party waives any right to adjudicate any dispute in any other court or forum, except that a party may seek interim relief before the start of arbitration as allowed by the AAA Rules. The arbitration shall be held in State of Utah, County of Salt Lake. The Parties will abide by any decision in the arbitration and any court having jurisdiction may enforce it. The Parties submit to any court of general jurisdiction in the County of Salt Lake, State of Utah to compel or confirm an arbitration award. The Parties agree to accept service of process in accordance with the AAA Rules.

         The prevailing party is entitled to reasonable costs of arbitration, including reasonable attorneys fees and interest. In the event a party fails to proceed with arbitration, challenges the arbitrator's award, or fails to comply with the arbitrator's award, the other party is entitled to costs of suit, including reasonable attorney fees for having to compel arbitration or defend or enforce the award.

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         10.7 If any action at law or in equity is commenced by any party to enforce or interpret the terms of this Agreement, the party finally prevailing in such proceeding or action shall be entitled to recover from the unsuccessful party reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

         10.8 If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

         10.9 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and Consultant have executed this Consulting Agreement as of the Effective Date.


COMPANY:                                     CONSULTANT:

_______________________                      DataPoint Corporation



_____________________________                ______________________________
Signature                                             Signature

_____________________________                ______________________________
Print Name                                            Print Name

_____________________________                ______________________________
Title                                                 Title

_____________________________                ______________________________
Date                                                  Date


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